International Growth and Income Fund One Market Street, Steuart Tower, Suite 2000 San Francisco, California 94105-1409 Telephone (415) 421-9360 Fax (415_ 393-7140

June 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$95,414
Class B	$486
Class C	$4,380
Class F1	$12,543
Class F2	$13,265
Total	$126,088
Class 529-A	$1,992
Class 529-B	$23
Class 529-C	$359
Class 529-E	$60
Class 529-F1	$105
Class R-1	$102
Class R-2	$605
Class R-3	$585
Class R-4	$393
Class R-5	$1,036
Class R-6	$12,093
Total	$17,353

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8570
Class B	$0.6287
Class C	$0.6273
Class F1	$0.8547
Class F2	$0.9241
Class 529-A	$0.8408
Class 529-B	$0.5796
Class 529-C	$0.6077
Class 529-F1	$0.8955
Class 529-E	$0.7642
Class R-1	$0.7054
Class R-2	$0.6294
Class R-3	$0.7548
Class R-4	$0.8580
Class R-5	$0.9353
Class R-6	$0.9491

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	112,759
Class B	720
Class C	7,018
Class F1	15,731
Class F2	18,419
Total	154,647
Class 529-A	2,541
Class 529-B	37
Class 529-C	634
Class 529-E	82
Class 529-F1	136
Class R-1	149
Class R-2	1,054
Class R-3	809
Class R-4	537
Class R-5	1,173
Class R-6	14,101
Total	21,253

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.81
Class B	$27.78
Class C	$27.76
Class F1	$27.81
Class F2	$27.81
Class 529-A	$27.78
Class 529-B	$27.75
Class 529-C	$27.68
Class 529-E	$27.79
Class 529-F1	$27.81
Class R-1	$27.78
Class R-2	$27.71
Class R-3	$27.78
Class R-4	$27.80
Class R-5	$27.91
Class R-6	$27.80